Exhibit 99.1

Pharmacyclics to Host Webcast and Conference Call to
discuss clinical updates on its HDAC and BTK program as presented at the
American Society of Hematology Meeting Dec. 6 & 7

Sunnyvale, CA., December 3, 2009 - Pharmacyclics, Inc. (NASDAQ: PCYC), a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of immune mediated diseases and cancer, today announced that it will host a webcast and conference call on, Tuesday, December 8, 2009 at 11:00am Eastern Time (10:00am Central Time and 8:00am Pacific Time) to discuss clinical data regarding its HDAC Program (PCI-24781) and its BTK Program (PCI-32765) that will be presented at the American Society of Hematology (ASH) meeting.

Date: December 8, 2009
Time: 11:00AM ET (10:00AM CT and 8:00AM PT)

Listen via Internet: http://ir.pharmacyclics.com/events.cfm

Toll-free: (877) 700-2945
International: (706) 643-1591
Conference ID: 45071660

A webcast replay will be available on the Pharmacyclics website for 30 days.

The following Posters will be presented at ASH:

Title: Phase I Analysis of the Safety and Pharmacodynamics of the Novel Broad Spectrum Histone Deacetylase Inhibitor (HDACi) PCI-24781 in Relapsed and Refractory Lymphoma

Date / Time: Sunday, December 6, 2009, 6:00PM-8:00PM
Location: Hall E (Ernest N. Morial Convention Center) Poster Board II-702
Poster Session: Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models Poster II
Primary presenter: Dr. Andrew Evens, Northwestern University

Title: A Phase I Dose Escalation Study of the Btk Inhibitor PCI-32765 in Relapsed and Refractory B Cell Non-Hodgkin Lymphoma and Use of a Novel Fluorescent Probe Pharmacodynamic Assay

Date / Time: Monday, December 7, 2009, 6:00 PM-8:00 PM
Location: Hall E (Ernest N. Morial Convention Center) Poster Board III-649
Poster Session: Lymphoma: Chemotherapy, excluding Pre-Clinical Models Poster III
Primary presenter: Dr. Daniel Pollyea, Stanford University

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of immune mediated disease and cancer. The purpose of the company is to create a profitable business by generating income from products it develops, licenses and commercializes, either with one or several potential partners or alone as may best forward the economic interest of its stakeholders. The Company endeavors to create novel, patentable, differentiated products that have the potential to significantly improve the standard of care in the markets it serves. Presently, Pharmacyclics has four product candidates in clinical development and two product candidates in pre-clinical development. It is Pharmacyclics’ business strategy to establish collaborations with large pharmaceutical and biotechnology companies for the purpose of generating present and future income in exchange for adding to their product pipelines. Pharmacyclics strives to generate collaborations that allow it to retain valuable territorial rights and simultaneously fast forward the clinical development and commercialization of its products. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325